Exhibit 99.1

Prime Medicine Reports Second Quarter 2025 Financial Results and Provides Business Updates
-- Announced positive data from two patients in Phase 1/2 clinical trial in Chronic Granulomatous Disease (CGD), providing clinical proof-of-concept for Prime Editing; plan to have regulatory interactions based on current dataset --
-- Completed follow-on offering, raising $144.2 million in gross proceeds and extending cash runway into 2027 --
-- Secured up to $24 million in additional funding from the Cystic Fibrosis Foundation to advance Prime Editors for Cystic Fibrosis --
-- Announced leadership transition and strategic restructuring: Allan Reine, M.D., named Chief Executive Officer; focusing efforts on advancing liver franchise and programs funded through external partnerships --

Cambridge, Mass., August 07, 2025 – Prime Medicine, Inc. (Nasdaq: PRME), a biotechnology company committed to delivering a new class of differentiated one-time curative genetic therapies, today reported financial results for the quarter ended June 30, 2025 and provided a business update.
“Recent months have been transformative for Prime Medicine. We announced initial data from our CGD program, providing the first clinical evidence that Prime Editing may cure genetic diseases in humans, and outlined a strategic restructuring, reinforcing our commitment to operating with efficiency and financial discipline as we deliver the tremendous power of our technology,” said Allan Reine, M.D., Chief Executive Officer of Prime Medicine. “We enter the second half of 2025 in a position of strength, laser-focused on advancing our internally-funded programs to treat Wilson’s Disease and Alpha-1 Antitrypsin Deficiency, two of the largest genetic diseases treated by targeting the liver – as well as on programs to treat Cystic Fibrosis and with our partner BMS Prime Edited CAR-T products for hematology, immunology and oncology. Importantly, we are highly encouraged by the clinical data from the first two subjects from our CGD program and we intend to engage the FDA based on our current dataset to explore efficient ways to make this medicine available to patients in need.”
Dr. Reine continued, “In recent weeks, we announced the successful closing of a $144.2 million financing and the receipt of additional funding from the Cystic Fibrosis Foundation. Together, these reflect a widespread belief in the transformative power of Prime Editing, as well as conviction in our focused strategy from a range of industry stakeholders. We are grateful to our new and existing shareholders for their continued support of our efforts to deliver the tremendous promise of Prime Editing to change patients’ lives.”
Prime Medicine’s Pipeline:
Prime Medicine is currently advancing in vivo programs to cure two of the largest genetic liver diseases, Wilson’s Disease and Alpha-1 Antitrypsin Deficiency (AATD), with initial clinical data from both programs expected in 2027. Prime Medicine is also advancing an in vivo Cystic Fibrosis (CF) program with support from the Cystic Fibrosis Foundation, and efforts to develop Prime Edited CAR-T products for hematology, immunology and oncology in partnership with Bristol Myers Squibb.
Recent Business Updates
•Prime Medicine announced additional clinical data from its Phase 1/2 study of PM359 for the treatment of Chronic Granulomatous Disease (CGD). Consistent with data previously reported in May 2025, preliminary results from a second patient showed rapid engraftment and restored NADPH oxidase activity to well above the threshold for clinical benefit, as measured by the dihydrorhodamine (DHR) assay, with an encouraging safety profile. In addition, data in the second patient demonstrated an improvement in inflammatory markers of CGD, with fecal calprotectin – a measure of intestinal inflammation – returning to normal levels at Day 45 from 15 times the upper limit of normal at baseline. While Prime Medicine does not intend to independently advance clinical development of PM359, the Company plans to have regulatory interactions with the U.S. Food and Drug Administration (FDA).
•In July 2025, Prime Medicine announced that the Cystic Fibrosis Foundation agreed to provide the Company with up to $24 million in additional funding to accelerate the development of Prime Editors designed to cure CF. With this capital from the Cystic Fibrosis Foundation, Prime Medicine will initially focus its efforts on the G542X mutation, one of the most prevalent nonsense mutations associated with CF and one for which currently available therapies are ineffective, while continuing to advance its PASSIGE-based approach.
Recent Corporate Updates:
•In August 2025, Prime Medicine closed an underwritten public offering of common stock. Gross proceeds to Prime Medicine from the offering, before deducting underwriting discounts and commissions and offering expenses, were $144.2 million.
•In May 2025, Prime Medicine announced the appointment of Allan Reine, M.D., as Chief Executive Officer and member of the Board of Directors, and Jeff Marrazzo, member of the Company’s Board of Directors, as Executive Chair.
•Also in May 2025, Prime Medicine announced a strategic restructuring, as well as a cost and workforce reduction. These initiatives were designed to significantly decrease Prime Medicine’s operating expenses and cash burn, reducing anticipated cash needs by almost half through 2027.
Second Quarter 2025 Financial Results
•Research and Development (R&D) Expenses: R&D expenses were $41.4 million for the three months ended June 30, 2025, as compared to $43.1 million for the three months ended June 30, 2024. The decrease in R&D expenses is driven primarily by Prime Medicine’s strategic focus on advancing its in vivo liver franchise, deprioritization of its CGD program, and a reduction in R&D personnel resulting from the workforce reduction.
•General and Administrative (G&A) Expenses: G&A expenses were $13.1 million for the three months ended June 30, 2025, as compared to $12.6 million for the three months ended June 30, 2024. The increase in G&A expenses primarily consists of one-time severance payments and other employee termination-related expenses and an increase in Prime Medicine’s corporate legal expenses.
•Net Loss: Net loss was $52.6 million for the three months ended June 30, 2025, as compared to $55.3 million for the three months ended June 30, 2024.
•Cash Position: As of June 30, 2025, cash, cash equivalents, investments, and restricted cash were $115.4 million, as compared to $204.5 million as of December 31, 2024. Cash as of June 30, 2025 does not include gross proceeds of $144.2 million from the company’s follow-on underwritten public offering of common stock, which closed in August 2025.
Financial Guidance
Based on its current operating plans, Prime Medicine expects that its pro-forma cash, cash equivalents and investments of $259.6 million as of June 30, 2025, which includes cash, cash equivalents, investments and restricted cash of $115.4 million as of June 30, 2025, and $138.2 million in net proceeds from its follow-on public offering and $6.0 million received from the Cystic Fibrosis Foundation in the third quarter, will be sufficient to fund its operating expenses and capital expenditure requirements into 2027.
About Prime Medicine
Prime Medicine is a leading biotechnology company dedicated to creating and delivering the next generation of gene editing therapies to patients. The Company is deploying its proprietary Prime Editing platform, a versatile, precise and efficient gene editing technology, to develop a new class of differentiated one-time curative genetic therapies. Designed to make only the right edit at the right position within a gene while minimizing unwanted DNA modifications, Prime Editors have the potential to repair almost all types of genetic mutations and work in many different tissues, organs and cell types. Taken together, Prime Editing’s versatile gene editing capabilities could unlock opportunities across thousands of potential indications.
Prime Medicine is currently progressing a diversified portfolio of investigational therapeutic programs organized around our core areas of focus: liver, lung, and immunology and oncology. Across each core area, Prime Medicine is focused initially on a set of high value programs, each targeting a disease with well-understood biology and a clearly defined clinical development and regulatory path, and each expected to provide the foundation for expansion into additional opportunities. Over time, the Company intends to maximize Prime Editing’s broad and versatile therapeutic potential, as well as the modularity of the Prime Editing platform, to rapidly and efficiently expand beyond the diseases in its current pipeline, potentially including additional genetic diseases, immunological diseases, cancers, infectious diseases, and targeting genetic risk factors in common diseases, which collectively impact millions of people. For more information, please visit www.primemedicine.com.
From time to time Prime Medicine may use its website, its X, formerly Twitter, account (@PrimeMedicine) or its LinkedIn profile at https://www.linkedin.com/company/prime-medicine to distribute material information. Its financial and other material information is routinely posted to and accessible on the Investors section of its website, available at www.primemedicine.com. Investors are encouraged to review the Investors section of its website because the Company may post material information on that site that is not otherwise disseminated by the Company. Information that is contained in and can be accessed through the Company’s website or its social media is not incorporated into, and does not form a part of, this press release.
© 2025 Prime Medicine, Inc. All rights reserved. PRIME MEDICINE, the Prime Medicine logos, and PASSIGE are trademarks of Prime Medicine, Inc. All other trademarks referred to herein are the property of their respective owners.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, implied and express statements about Prime Medicine’s beliefs and expectations regarding: the significance of data from its Phase 1/2 trial of PM359 on other pipeline programs and Prime Editing; the planned regulatory interactions with the FDA based on the data from its Phase 1/2 trial of PM359 and the outcomes of any such interactions; its evaluation of strategic alternatives and potential partnership opportunities for PM359, including its ability to execute and realize the anticipated benefits of any strategic alternatives it may pursue; the agreement with the CF Foundation, its expanded funding pursuant thereto, and the intended and potential benefits thereof, including the receipt of payments based on scientific milestones; the continued advancement of PASSIGE-based approaches for correcting CF mutations other than G542X; the continued development and advancement of its AATD and Wilson’s Disease programs, including the timing of initial clinical data for both programs in 2027; the initiation, timing, progress, and results of its research and development programs, preclinical studies and future clinical trials, including the release of data related thereto; the potential of Prime Editing to correct the causative mutations of, and to cure, diseases, including AATD, Wilson’s Disease, CF and CGD; its expectations regarding the anticipated benefits of its May 2025 strategic restructuring and reduction in force and its ability to implement and achieve the expected cost savings in connection therewith; its expectations regarding the breadth of Prime Editing technology and the implementation of its strategic plans for its business, programs, and technology; the potential of Prime Editing to unlock opportunities across thousands of potential indications; and its expected cash runway.
Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks associated with: uncertainties related to Prime Medicine’s product candidates entering clinical trials; the authorization, initiation, and conduct of preclinical and IND-enabling studies and other development requirements for potential product candidates, including uncertainties related to opening INDs and obtaining regulatory approvals; risks related to the development and optimization of new technologies, the results of preclinical studies, or clinical studies not being predictive of future results in connection with future studies; the scope of protection Prime Medicine is able to establish and maintain for intellectual property rights covering its Prime Editing technology; Prime Medicine’s ability to identify and enter into future license agreements and collaborations; Prime Medicine’s expectations regarding the anticipated timeline of its cash runway and future financial performance; and general economic, industry and market conditions. These and other risks and uncertainties are described in greater detail in the section entitled “Risk Factors” in Prime Medicine’s most recent Annual Report on Form 10-K, as well as any subsequent filings with the Securities and Exchange Commission. In addition, any forward-looking statements represent Prime Medicine’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Prime Medicine explicitly disclaims any obligation to update any forward-looking statements subject to any obligations under applicable law. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

Investor and Media Contacts

Gregory Dearborn
Prime Medicine
857-209-0696
gdearborn@primemedicine.com

Hannah Deresiewicz
Precision AQ
212-362-1200
hannah.deresiewicz@precisionaq.com

Condensed Consolidated Balance Sheet Data
(unaudited)

(in thousands)	June 30, 2025	December 31, 2024
Cash, cash equivalents, and investments	$101,750	$190,442
Total assets	$279,009	$297,508
Total liabilities	$218,149	$144,359
Total stockholders’ equity	$60,860	$153,149

Condensed Consolidated Statement of Operations
(unaudited)

	Three Months Ended June 30,
(in thousands, except share and per share amounts)	2025	2024
Revenue:
Collaboration revenue — related party	$1,115	$—
Collaboration revenue	—	—
Total revenue	1,115	—
Operating expenses:
Research and development	41,375	43,071
General and administrative	13,117	12,601
Total operating expenses	54,492	55,672
Loss from operations	(53,377)	(55,672)
Other income:
Interest income	743	611
Accretion (amortization) of investments	530	1,486
Change in fair value of short-term investment — related party	(505)	(1,925)
Other income, net	18	39
Total other income, net	786	211
Net loss before income taxes	(52,591)	(55,461)
Provision for income taxes	—	134
Net loss attributable to common stockholders	$(52,591)	$(55,327)
Net loss per share attributable to common stockholders, basic and diluted	$(0.41)	$(0.46)
Weighted-average common shares outstanding, basic and diluted	129,185,918	119,188,866